Exhibit 99.1
News Release

Tesco Corporation Reports First Quarter 2017 Results

•
Liquidity of $83.1 million and no debt at the end of the first quarter, after funding approximately $1.1 million of payments for restructuring, $1.6 million for U.S. property taxes and $6 million of receivables growth

•	Reported U.S. GAAP diluted EPS was a loss of $(0.29) on a net loss of $13.7 million and adjusted EPS was a loss of $(0.29) on an adjusted net loss of $13.4 million, after $0.3 million in charges

•	Adjusted EBITDA loss was $4.7 million for the first quarter, compared to a loss of $4.4 million for the fourth quarter of 2016

HOUSTON, May 9, 2017 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported first quarter 2017 financial and operating results.

First Quarter Operating Results

Fernando Assing, TESCO's President and Chief Executive Officer, commented, "While our first quarter results reflect the benefit of the stronger U.S. land market, the results also reflect the continued weakness in multiple international and offshore markets. We continue to deploy our new technologies and commercial innovation to be positioned to take advantage of opportunities in these markets as they begin to recover in subsequent quarters."

TESCO reported revenue of $36.7 million in the first quarter of 2017, up from $35.3 million, or 4%, in the fourth quarter of 2016, and up from $35.5 million, or 3%, in the first quarter of 2016. The sequential increase in revenue was primarily from higher sales of new products and aftermarket services as well as land tubular services in the U.S.

TESCO reported a U.S. GAAP net loss of $13.7 million, or $(0.29) per share, in the first quarter of 2017. Adjusted net loss for the quarter was $13.4 million, or $(0.29) per share, excluding special items, consisting primarily of charges related to restructuring costs. This compares to a U.S. GAAP net loss of $20.1 million, or $(0.43) per diluted share, in the fourth quarter of 2016, and a U.S. GAAP net loss of $56.8 million, or $(1.45) per diluted share, in the first quarter of 2016. Adjusted net loss in the fourth quarter of 2016 was $13.3 million, or $(0.28) per diluted share, and in the first quarter of 2016 was $17.9 million, or $(0.46) per diluted share.

Adjusted EBITDA loss was $4.7 million in the first quarter of 2017 compared to an adjusted EBITDA loss of $4.4 million in the fourth quarter of 2016 on a 4% revenue increase. For the first quarter of 2017, U.S. GAAP operating loss was $12.9 million and adjusted operating loss was $12.1 million, which excludes the impact of $0.8 million of charges. This compares to the fourth quarter 2016 U.S. GAAP operating loss of $18.9 million and adjusted operating loss of $13.1 million, which excluded $5.8 million of charges.

Cash and cash equivalents as of March 31, 2017 decreased from the fourth quarter of 2016 by $8.4 million to $83.1 million primarily due to restructuring payments of $1.1 million, U.S. property taxes of $1.6 million and higher receivables of $6.0 million.

Free cash flow was a use of cash of $9.2 million before approximately $1.1 million of restructuring payments. The sequential decline was primarily caused by an increase in accounts receivable of over $6.0 million, driven by sequential revenue increase and nearly $4 million in international collection delays that have been substantially collected so far this quarter.

Products Segment

•	Revenue in the first quarter of 2017 was $20.1 million, a $1.3 million, or 7%, increase from the fourth quarter of 2016 and a $3.5 million, or 21%, increase from the first quarter of 2016.

•
Product sales in the first quarter of 2017 included six top drive units (5 new and 1 used), compared to six units (4 new and 2 used) sold in the fourth quarter of 2016, and six units (3 new and 3 used) sold in the first quarter of 2016. Product sales in the first quarter of 2017 also included one new catwalk compared to two used catwalks in the fourth quarter of 2016.

•
Aftermarket sales and services increased by $1.6 million, or 22%, compared to the fourth quarter of 2016 primarily due to higher recertification activity, which included several top drive upgrades, partially offset by reduced part sales.

•	There were 116 top drives in our rental fleet at the end of the first quarter with a utilization of 14%. The decreased sequential utilization was primarily due to reduced rental activity in Russia.

•
U.S. GAAP operating loss before adjustments in the Products segment for the first quarter of 2017 was $0.9 million, or (4)% of revenue, a $4.4 million, or 83%, improvement from the fourth quarter of 2016. First quarter operating loss and operating margin after adjustments were $0.7 million and (3)% respectively. This sequential increase in profitability was due to the volume and mix benefit from higher new product sales and aftermarket activity, partially offset by lower rental activity.

•
At March 31, 2017, the top drive backlog was 5 units with a total potential value of $4.1 million, compared to 10 units at December 31, 2016, with a potential value of $9.3 million. This compares to a backlog of 10 units at March 31, 2016, with a potential value of $9.5 million. The trend towards short delivery times and intra-quarter book-and-ship transactions continued in 2017. Most of the top drives expected to ship in the second quarter are likely to be booked and shipped intra-quarter. Today, our top drive backlog stands at 5 units with a potential value of $4.1 million, with several contracts signed but awaiting receipt of deposits.

Tubular Services Segment

•
Revenue in the first quarter of 2017 was $16.6 million, a slight increase from the fourth quarter of 2016 of $16.5 million and a decrease from the first quarter of 2016 of $18.9 million. This sequential increase was driven primarily by higher service activity in U.S. land, partially offset by lower international and offshore activity in multiple markets.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment in the first quarter of 2017 was $5.7 million, a $1.2 million improvement from the fourth quarter of 2016. First quarter operating loss and operating margin after adjustments were $5.1 million and (31)%, respectively, compared to $5.3 million and (32)% in the fourth quarter of 2016. The sequential improvement was primarily driven by improved profitability in U.S. land, partially offset by the impact of lower offshore activity.

Other Segments and Expenses

•
Research and Engineering U.S. GAAP costs for the first quarter of 2017 were $0.8 million, compared to $1.5 million in the fourth quarter of 2016 and $1.6 million in the first quarter of 2016. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and other U.S. GAAP costs for the first quarter of 2017 were $5.5 million, a $0.3 million, or 6%, increase from the fourth quarter of 2016 and a $2.5 million, or 31%, decrease from the first quarter of 2016. On an adjusted basis, the first quarter costs increased by $0.6 million compared to fourth quarter due to approximately $0.5 million higher employee-related costs.

•
Net foreign exchange gain in the first quarter of 2017 was $0.1 million, compared to net foreign exchange losses of $1.1 million in the fourth quarter of 2016 and $1.2 million in the first quarter of 2016.

•
The effective tax rate for the first quarter of 2017 was an 8% expense compared to a 1% benefit in the fourth quarter of 2016 and a 1% expense in the first quarter of 2016. Income tax expense increased sequentially as taxable income increased in certain international markets with limited loss carrybacks.

•
Capital expenditures were $0.7 million in the first quarter of 2017, primarily for tubular services equipment and infrastructure projects, a $1.9 million decrease from the fourth quarter of 2016 and a $0.1 million, or 13%, decrease from the first quarter of 2016.

Outlook

We anticipate U.S. rig count to continue to increase during the second quarter of 2017 but flatten in the second half of 2017. In addition, international and offshore markets are not expected to show much improvement in 2017. We have started to see some opportunities to increase pricing in U.S. land, however persistent overcapacity will likely limit our pricing power throughout 2017. We are also facing risks that cost escalation, which includes labor inflation and shortages, incremental logistics and equipment reactivation costs, will exceed price increases in the short term.

In the second quarter of 2017;

•
Products revenue is expected to be higher sequentially, primarily from higher new and used product sales and some improvement in top drive rental utilization in various markets, as well as additional catwalk rentals. Products adjusted operating loss is expected to improve sequentially.

•
Tubular Services revenue is expected to increase sequentially from increased North America land activity and higher new and used CDS sales. Tubular Services adjusted operating loss is expected to improve sequentially but incrementals are expected to be impacted by the onshore/offshore mix and activation costs for planned third quarter activity increases.

•	Corporate and R&E expenses are expected to be slightly higher sequentially in the second quarter.

•	As a result, adjusted EBITDA loss is expected to improve sequentially in the second quarter.

•	Cash levels are expected to decline due to operating losses and certain tax payments, although at a reduced rate compared to the first quarter.

"During the first quarter and through this quarter, we have made continued progress on several key initiatives, including CDS™ Evolution adoption and top drive performance upgrades. Customer interest in offerings that reduce cost and improve drilling performance continues to increase,” Mr. Assing said.

“Within Products, we completed several top drive upgrade projects with more booked for delivery over the next few quarters. We sold one catwalk and mobilized additional rental units internationally. With ARC, the number of contracted installations increased in established markets with customer trials in new international markets ongoing. Finally, we completed the upgrade of our test rig in Houston and showcased many of our new technologies to customers during the Offshore Technology Conference in May. Not only will the rig upgrades improve our testing capability, but they also increase the marketability for third party rental.”

“In Tubular Services, we continue to gain adoption of the CDS Evolution model in our targeted trial U.S. markets. For example, we recently converted a multi-rig U.S. client based on the service quality and cost efficiency of this offering. In addition, our new multi-plug launcher system completed several field jobs with positive results and we will continue to ramp up our capacity in the second quarter. Global markets are increasingly understanding the value proposition of our automated offerings, with CDS sales expected to increase in the second quarter.”

“As the market recovers, we remain highly focused on returning to a quarterly breakeven EBITDA run rate while minimizing cash usage over the next several quarters. The key drivers to achieving this will be: 1) growing CDS land Evolution adoption and gaining market share, particularly in North America, 2) accelerating CDS and tubular accessories sales, 3) Gaining offshore Tubular Services market share in our established markets, including the benefits from rig reactivations, and 4) accelerating all AMSS offerings including ARC, as rigs reactivate. At the same time, we must carefully manage the ramp-up risks related to safety, quality, cost escalation and working capital management. With available technologies and a strong balance sheet and cash position to fund growth, our priority is on executing on these market opportunities" Mr. Assing concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the first quarter 2017 on May 9 at 9:00 a.m. Central Time. To participate in the conference call, dial 1-844-359-6029 inside the U.S. or 1-209-905-5912 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until May 16. To listen to the replay, call 1-855-859-2056 inside the U.S. or 1-404-537-3406 outside the U.S. and enter conference ID 10366353#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the "Investor Relations" section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability to deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our most recent Annual Report on Form 10-K for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Revenue	$36.7	$35.5
Operating expenses
Cost of sales and services	42.5	46.9
Selling, general and administrative	6.3	6.3
Long-lived asset impairments	—	35.5
Research and engineering	0.8	1.6
	49.6	90.3
Operating loss	(12.9)	(54.8)
Interest expense, net	—	0.4
Foreign exchange loss (gain)	(0.1)	1.2
Other income	(0.1)	(0.1)
Loss before income taxes	(12.7)	(56.3)
Income tax provision	1.0	0.5
Net loss	$(13.7)	$(56.8)
Loss per share:
Basic	$(0.29)	$(1.45)
Diluted	$(0.29)	$(1.45)
Weighted average number of shares:
Basic	46.7	39.3
Diluted	46.7	39.3

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$83.1	$91.5
Accounts receivable trade, net	39.7	33.3
Inventories, net	73.6	76.2
Other current assets	17.7	20.0
Total current assets	214.1	221.0
Property, plant and equipment, net	115.4	120.7
Other assets	2.4	2.6
Total assets	$331.9	$344.3
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$12.9	$13.5
Accrued and other current liabilities	16.9	17.1
Income taxes payable	3.1	2.1
Total current liabilities	32.9	32.7
Deferred income taxes	0.4	0.4
Other liabilities	1.5	1.6
Shareholders' equity	297.1	309.6
Total liabilities and shareholders’ equity	$331.9	$344.3

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Operating Activities
Net loss	$(13.7)	$(56.8)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	6.0	8.0
Stock compensation expense	1.2	1.1
Bad debt expense (recovery)	(0.1)	0.5
Amortization of financial items	—	0.2
Gain on sale of operating assets	(0.7)	(0.3)
Long-lived asset impairments	—	35.5
Changes in the fair value of contingent earn-out obligations	—	(0.1)
Changes in operating assets and liabilities:
Accounts receivable trade, net	(6.0)	15.3
Inventories, net	2.6	2.2
Prepaid and other current assets	1.7	2.3
Accounts payable and accrued liabilities	(0.9)	(5.9)
Income taxes payable	0.8	0.1
Other non-current assets and liabilities, net	0.2	—
Net cash provided by (used in) operating activities	(8.9)	2.1
Investing Activities
Additions to property, plant and equipment	(0.7)	(0.8)
Proceeds on sale of operating assets	0.4	1.1
Other, net	—	—
Net cash provided by (used in) investing activities	(0.3)	0.3
Financing Activities
Changes in restricted cash	0.8	—
Net cash provided by financing activities	0.8	—
Change in cash and cash equivalents	(8.4)	2.4
Cash and cash equivalents, beginning of period	91.5	51.5
Cash and cash equivalents, end of period	$83.1	$53.9
Supplemental cash flow information
Cash payments for interest	$—	$0.1
Cash payments for income taxes, net of refunds	0.2	0.5
Property, plant and equipment accrued in accounts payable	1.3	0.6

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
Segment revenue
Products
Products sales	$5.9	$4.2	$4.8
Rental services	5.3	6.6	6.7
Aftermarket sales and service	8.9	5.8	7.3
	20.1	16.6	18.8
Tubular Services
Land	10.3	10.8	9.6
Offshore	4.2	7.4	4.8
CDS, Parts & Accessories	2.1	0.7	2.1
	16.6	18.9	16.5

Consolidated revenue	$36.7	$35.5	$35.3

Segment operating loss:
Products	(0.9)	(39.2)	(5.3)
Tubular Services	(5.7)	(6.0)	(6.9)
Research and Engineering	(0.8)	(1.6)	(1.5)
Corporate and Other	(5.5)	(8.0)	(5.2)
Consolidated operating loss	$(12.9)	$(54.8)	$(18.9)

U.S. GAAP consolidated net loss	$(13.7)	$(56.8)	$(20.1)
U.S. GAAP loss per share (diluted)	$(0.29)	$(1.45)	$(0.43)

Adjusted EBITDA(a) (as defined)	$(4.7)	$(7.8)	$(4.4)
________________________

(a)	See explanation of Non-GAAP measure below.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended March 31,		Three Months Ended December 31,
	2017	2016	2016
Net loss under U.S. GAAP	$(13.7)	$(56.8)	$(20.1)
Income tax expense	1.0	0.5	0.2
Depreciation and amortization	6.0	8.0	6.8
Interest expense	0.1	0.4	—
Stock compensation expense-non-cash	1.2	1.1	1.8
Severance & restructuring charges	0.7	3.0	2.3
Bad debt from certain accounts	—	0.3	3.1
Foreign exchange loss (gain)	(0.1)	1.2	1.1
Asset sale reserves	—	(2.3)	—
Warranty & legal reserves	0.1	—	(0.4)
Inventory reserves	—	1.1	0.8
Long-lived asset impairments	—	35.5	—
Credit facility costs	—	0.2	—
Adjusted EBITDA	$(4.7)	$(7.8)	$(4.4)

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to TESCO before interest expense, income tax expense (benefit), depreciation and amortization, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions. except earnings per share data)

	Three Months Ended March 31,			Three Months Ended December 31,
	2017		2016	2016
Net loss under U.S. GAAP	$(13.7)		$(56.8)	$(20.1)
Severance & restructuring charges	0.6		3.0	2.2
Bad debt on certain accounts	—		0.3	3.1
Certain foreign exchange losses (gains)	(0.4)		1.1	1.1
Asset sale reserves	—		(2.3)	—
Warranty & legal reserves	0.1		—	(0.4)
Inventory reserves	—		1.1	0.8
Long-lived asset impairments	—		35.5	—
Credit facility costs	—		0.2	—
Adjusted net loss	$(13.4)		$(17.9)	$(13.3)

Diluted loss per share under U.S. GAAP	$(0.29)		$(1.45)	$(0.43)
Severance & restructuring charges	0.01		0.07	0.05
Bad debt on certain accounts	—		0.01	0.07
Certain foreign exchange losses (gains)	(0.01)		0.03	0.02
Asset sale reserves	—		(0.06)	—
Warranty & legal reserves	—		—	(0.01)
Inventory reserves	—		0.03	0.02
Long-lived asset impairments	—		0.90	—
Prepaid credit facility costs	—	—	0.01	—
Adjusted diluted loss per share	$(0.29)		$(0.46)	$(0.28)

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended March 31, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(0.9)	$(5.7)	$(0.8)	$(5.5)	$(12.9)
Severance & restructuring charges	0.1	0.6	—	—	0.7
Warranty & legal reserves	0.1	—	—	—	0.1
Adjusted operating loss	$(0.7)	$(5.1)	$(0.8)	$(5.5)	$(12.1)

	Three Months Ended December 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(5.3)	$(6.9)	$(1.5)	$(5.2)	$(18.9)
Severance & restructuring charges	0.3	1.5	0.2	0.3	2.3
Bad debt on certain accounts	3.1	—	—	—	3.1
Warranty & legal reserves	(0.4)	—	—	—	(0.4)
Inventory reserves	0.7	0.1	—	—	0.8
Adjusted operating loss	$(1.6)	$(5.3)	$(1.3)	$(4.9)	$(13.1)

	Three Months Ended March 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(39.2)	$(6.0)	$(1.6)	(8.0)	$(54.8)
Severance & executive retirement charges	0.6	2.3	(0.1)	0.2	3.0
Bad debt on certain accounts	0.3	—	—	—	0.3
Asset sale reserves	(0.2)	(2.1)	—	—	(2.3)
Inventory reserves	0.9	0.2	—	—	1.1
Long-lived asset impairments	33.6	—	—	1.9	35.5
Adjusted operating loss	$(4.0)	$(5.6)	$(1.7)	$(5.9)	$(17.2)

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4)
 (in millions)

	Three Months Ended March 31, 2017	Three Months Ended December 31, 2016
Net cash provided by (used in) operating activities	$(8.9)	$3.5
Capital expenditures	(0.7)	(2.6)
Proceeds on asset sales	0.4	1.2
Free cash flow	(9.2)	2.1
Severance & restructuring payments	(1.1)	(0.4)
Adjusted free cash flow	$(8.1)	$2.5

(4)
Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.